EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges

	Nine Months Ended September	Year ended December 31,
	30, 2008	2007	2006	2005	2004	2003
	(In thousands, except ratios)
Earnings:
Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries	$38,696	$47,491	$38,410	$38,946	$47,325	$31,435
Fixed charges (see below)	14,187	15,813	13,958	14,774	11,197	6,957
	$52,883	$63,304	$52,368	$53,720	$58,522	$38,392

Fixed charges:
Interest expensed and capitalized	$7,922	$8,050	$8,002	$8,888	$7,028	$2,077
Amortized premiums, discounts and capitalized expenses relating to indebtedness	397	161	173	164	188	349
Estimate of the interest within rental expense(1)	5,868	7,602	5,783	5,722	3,981	4,531
	$14,187	$15,813	$13,958	$14,774	$11,197	$6,957

Ratio of earnings to fixed charges	3.73	4.00	3.75	3.64	5.23	5.52

(1) Represents the portion of operating rental expense that management believes is representative of the interest component of rental expense excluding restructuring charges associated with branch and administrative office closings.